Exhibit 4.17

Level 12, 95 Pitt Street Sydney NSW 2000 Australia

Dr Frederic Triebel

Chief Scientific Officer and Chief Medical Officer

Prima BioMed Limited

C:/ - frederic.triebel@primabiomed.com.au

1 March 2016

Dear Frederic

Variation to Employment Agreement executed on 1 October 2014 (“Agreement”)

Further to our recent discussions, Prima BioMed Limited (“Prima”) agrees to vary your Agreement as set out in the attached Schedule.

This variation is effective from 1 March 2016. Your new Remuneration will start being paid to you from the next payroll run, with any back pay backdated to 1 March 2016 paid on this day as well.

All other terms and conditions of your Agreement remain the same.

Please indicate your acceptance of this variation by signing (in duplicate) this letter and returning one executed copy to me.

Prima looks forward to your ongoing assistance.

Yours faithfully,

Marc Voigt,

CEO

Prima BioMed Ltd

I accept the variation to the Agreement

/s/ Frederic Triebel
Dr Frederic Triebel

Schedule

Agreed amendments to Agreement:

Clause	Agreed Amendment

4	Replace “Euros 160,000” with “Euros 170,000”